QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.6

News Release
February 4, 2000

Trading Symbols:
TRBD (EASDAQ)

TURBODYNE ANNOUNCES FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000

    Carpinteria, CA—February 4, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) announces the following schedule for the release of Turbodyne's financial results:

    Annual Financial Results 1999 - March 30, 2000

    First quarter 2000 - May 15, 2000

    Second quarter and first half 2000 - August 14, 2000

    Third quarter and nine months 2000 - November 14, 2000

    The date of the 2000 Annual Shareholder Meeting is Friday, November 3, 2000.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of performance enhancement, fuel economy and pollution control products for internal combustion engines. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Business Development, Markus Kumbrink +49-69-975-44-665

QuickLinks

TURBODYNE ANNOUNCES FINANCIAL RESULTS RELEASE SCHEDULE FOR 2000